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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*




                            ALLOT COMMUNICATIONS LTD
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                                (NAME OF ISSUER)


                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)


                                    M0854Q105
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2009
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)





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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

[_] RULE 13d-1(b)

[_] RULE 13d-1(c)

[X] RULE 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. M0854Q105                Schedule 13G            Page  2  of  7  Pages
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   1      NAME OF REPORTING PERSON:
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

          Genesis Partners I L.P.  13-3933924.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
----------------------------- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0 shares
   NUMBER              ------ --------------------------------------------------
  OF SHARES              6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    0 shares
    EACH               ------ --------------------------------------------------
  REPORTING              7    SOLE DISPOSITIVE POWER
 PERSON WITH
                              0 shares
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0 shares
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------- ----------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------- ----------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
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CUSIP No. M0854Q105                Schedule 13G            Page  3  of  7  Pages
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   1      NAME OF REPORTING PERSON:
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

          Genesis Partners I (Cayman) L.P.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
----------------------------- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0 shares
   NUMBER              ------ --------------------------------------------------
  OF SHARES              6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    0 shares
    EACH               ------ --------------------------------------------------
  REPORTING              7    SOLE DISPOSITIVE POWER
 PERSON WITH
                              0 shares
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0 shares
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------- ----------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------- ----------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------- ----------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          PN
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CUSIP No. M0854Q105                Schedule 13G            Page  4  of  7  Pages
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ITEM 1.

         (a)  Name of Issuer:

              Allot Communications Ltd

         (b)  Address of Issuer's Principal Executive Offices:

              22 Hanagar Street,
              Neve Ne'eman Industrial Zone B,
              Hod-Hasharon 45240,
              Israel

ITEM 2.

         (a)  Name of Person Filing:

              This statement is being filed on behalf of Genesis Partners I L.P., a Delaware limited partnership, and Genesis Partners I (Cayman) L.P., a Cayman Islands limited partnership. Genesis Partners I L.P. and Genesis Partners I (Cayman) L.P. are referred to herein as the "Genesis Entities."

              CIBC Israel Investments L.L.C. and E. Shalev Management Ltd. are co-general partners of each of the Genesis Entities. The Genesis Entities have entered into a Joint Filing Agreement, dated February 10, 2010, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which they have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Exchange Act of 1934.

         (b)  Address of Principal Business Office or, if none, Residence:

              c/o CIBC Israel Investments L.L.C.
              425 Lexington Avenue, 2nd Floor
              New York, New York 10017


         (c) Citizenship: Genesis Partners I L.P. is organized under the laws of the State of Delaware; Genesis Partners I (Cayman) L.P. is organized under the laws of the Cayman Islands

         (d)  Title of Class of Securities: Common Shares

         (e)  CUSIP Number: M0854Q105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  |_| Broker or dealer registered under section 15 of the Act
         (b)  |_| Bank as defined in section 3(a)(6) of the Act
         (c)  |_| Insurance company as defined in section 3(a)(19) of the Act
         (d)  |_| Investment company registered under section 8 of the
                  Investment Company Act of 1940
         (e)  |_| An investment adviser in accordance with
                 ss.240.13d-1(b)(1(ii)(E)
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h)  |_| A savings association as defined in section 3(b) of the
                  Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j)  |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)
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CUSIP No. M0854Q105                Schedule 13G            Page  5  of  7  Pages
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ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: 0 shares
         (b) Percent of Class: 0%
         (c) Number of shares as to which such person has:
             (i)   Sole power to vote or to direct the vote:       0 shares
             (ii)  Shared power to vote or to direct the vote:     0 shares
             (iii) Sole power to dispose or to direct the
                   disposition of:                                 0 shares
             (iv)  Shared power to dispose or to direct the
                   disposition of:                                 0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A
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CUSIP No. M0854Q105                Schedule 13G            Page  6  of  7  Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:    February 10, 2010


GENESIS PARTNERS I L.P.

BY: CIBC Israel Investments L.L.C., its general partner

By:     /s/ Kathryn G. Casparian
        ----------------------------------
Name:   Kathryn G. Casparian
Title:  Director


GENESIS PARTNERS I (CAYMAN) L.P.

BY: CIBC Israel Investments L.L.C., its general partner

By:     /s/ Kathryn G. Casparian
        ----------------------------------
Name:   Kathryn G. Casparian
Title:  Director


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CUSIP No. M0854Q105                Schedule 13G            Page  7  of  7  Pages
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                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Allot Communications, Ltd.

EXECUTED this 10th day of February, 2010.


GENESIS PARTNERS I L.P.
BY: CIBC Israel Investments L.L.C., its general partner

By:     /s/ Kathryn G. Casparian
        ------------------------------------
Name:   Kathryn G. Casparian
Title:  Director


GENESIS PARTNERS I (CAYMAN) L.P.
BY: CIBC Israel Investments L.L.C., its general partner

By:     /s/ Kathryn G. Casparian
        ------------------------------------
Name:   Kathryn G. Casparian
Title:  Director